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                                                                     EXHIBIT 8.1

                          [ALTHEIMER & GRAY LETTERHEAD]


                              September 27, 1999


New Plan Excel Realty Trust, Inc.
1120 Avenue of the Americas
New York, NY  10036


      Re:   Registration Statement

Ladies and Gentlemen:

      At your request, we have examined the registration statement of New Plan Excel Realty Trust, Inc. (formerly known as Excel Realty Trust, Inc.), a Maryland corporation ("New Plan Excel") dated September 27, 1999, to which this opinion is an Exhibit (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 664,316 shares of common stock of New Plan Excel. Our opinion has been requested regarding certain federal income tax matters appearing in the Registration Statement. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Registration Statement.

      For purposes of this opinion:

      1. We have examined the Articles of Incorporation of New Plan Excel and such other documentation and information provided to us by New Plan Excel and others as is relevant to the matter on which we are opining.

      2. We have prepared and sent to New Plan Excel a memorandum setting forth the various rules and definitions relating to the qualification of New Plan Excel as a real estate investment trust ("REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

      3. We have relied, as to matters of fact necessary to this opinion, on certificates and representations of New Plan Excel, David Lund, former chief financial officer of New Plan Excel, and PricewaterhouseCoopers LLP, independent public accountants of New Plan Excel. In addition, we have relied upon the September 28, 1998, opinion of Latham & Watkins to New Plan Realty Trust concerning the qualification of New Plan Excel as a REIT from January 1, 1993, through September 28, 1998.

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New Plan Excel Realty Trust, Inc.
September 27, 1999
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      4.    We have made no independent investigation of the facts
represented or set forth in any of the foregoing paragraphs of this letter and are relying for purposes hereof on said Articles of Incorporation, certificate and representations. Nothing has come to our attention, however, that would indicate in any material respect that such facts as so set forth are not accurate or complete or do not include all material facts relevant to our opinion.

      5. We have reviewed the information in New Plan Excel's prospectus dated September 27, 1999, which is part of the Registration Statement (collectively, the "Prospectus") under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

      6. Our opinion is based on the Code and the regulations thereunder, and on the interpretations thereof by the courts and the Internal Revenue Service, all as they exist on the date of this letter. These authorities are subject to change, including changes with retroactive effect. No assurance can be given as to whether, when, in what forms, or with what effective dates the tax laws (or the interpretations thereof) may be changed.

      Based on and subject to the foregoing, it is our opinion that the information in the Prospectus under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS," to the extent such information constitutes matters of law or legal conclusions, is correct.

            We hereby consent to the filing of this opinion letter as Exhibit
8.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/ ALTHEIMER & GRAY

                                          ALTHEIMER & GRAY